For:

mPhase Technologies, Inc.
150 Clove Rd. 11th floor
Little Falls, NJ 07424

Investor Relations:	News Media Contact: Public Relations
Tim Clemensen	Peter Hamilton
Rubenstein Investor Relations.	Rubenstein Associates
New York, NY 10105	New York, NY 10105
(212) 843-9337	(212) 843-8015
tclemensen@rubensteinir.com	phamil@rubenstein.com

mPhase Technologies Forms New Subsidiary to Create Targeted Advertising for Telco TV Systems

New Company will let Telcos Add Premium Advertising to their IPTV systems

LITTLE FALLS, N.J.--(BUSINESS WIRE)—June 20, 2007--mPhase Technologies (OTCBB: XDSL) today announced that it has formed a new media subsidiary that will provide targeted advertising services for IPTV providers. The new company, Granita Media, Inc. will offer ads matched to the demographics of the viewers using advanced technology developed by mPhase.

"IPTV creates an unprecedented opportunity for network providers to drive additional revenues," said Ron Durando, mPhase CEO. "Advanced services and advertising revenues make the difference in telephone companies’ IPTV business cases."

Durando is speaking today at the Wall Street Reporter Magazine's 12th Small-Cap Discovery Conference at the New York Princeton Club (15 West 43rd Street). He is expected to describe his plans for creating shareholder value with both the new Granita Media, Inc. subsidiary and the previously announced AlwaysReady, Inc., a nanotechnology and MEMs development company.

Investors interested in the presentation can hear it via webcast live at 8:30 a.m. at http://www.investorcalendar.com/IC/CEPage.asp?ID=118124&CID=; www.wallstreetreporter.com.

Companies interested in more information on mPhase TV+ System can sign up for more detail on the mPhase web site at: http://www.mphasetech.com.

About mPhase Technologies, Inc.

mPhase Technologies Inc. (OTCBB: XDSL) develops and commercializes advanced technologies. next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. In telecommunications, the Company's mPhase TV+ platform cost-effectively and reliably delivers television, high-speed Internet access and telephone service over telephone lines. More information is available at the mPhase web site at www.mPhaseTech.com.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of companies mentioned in this press release in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the company has no control.